Exhibit 3.1

CERTIFICATE OF SECOND AMENDMENT OF

THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

ENSYSCE BIOSCIENCES, INC.

Ensysce Biosciences, Inc., a corporation organized and existing under the General Corporation Law (the “DGCL”) of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:

FIRST. The name of the corporation is Ensysce Biosciences, Inc. The Corporation was incorporated by the filing of its original Certificate of Incorporation, under the name GLL Acquisition Corp., with the Secretary of State of the State of Delaware on September 11, 2017 and was amended by the Certificate of Amendment, which was filed with the Secretary of State of Delaware on September 11, 2017.

SECOND. A first amended and restated certificate of incorporation was filed with the Secretary of State of the State of Delaware on November 30, 2017. A second amended and restated certificate of incorporation was filed with the Secretary of State of Delaware on December 1, 2017 (the “Second Amended and Restated Certificate”). A first amendment to the Second Amended and Restated Certificate was filed with the Secretary of State of Delaware on December 5, 2019. A second amendment to the Second Amended and Restated Certificate was filed with the Secretary of State of Delaware on March 26, 2020. A third amendment to the Second Amended and Restated Certificate was filed with the Secretary of State of Delaware on June 29, 2020. A fourth amendment to the Second Amended and Restated Certificate was filed with the Secretary of State of Delaware on November 30, 2020. A third amended and restated certificate of incorporation was filed with the Secretary of State of the State of Delaware on June 30, 2021 (the “Certificate”). An amendment to the Certificate was filed with the Secretary of State of the State of Delaware on September 9, 2022.

THIRD. The terms and provisions of this Certificate of Amendment have been duly adopted in accordance with Section 242 of the DGCL. The following two paragraphs are hereby added to precede the first paragraph of Article IV of the Certificate:

“Contingent and effective as of 12:01am on October 28, 2022 (the “Effective Time”), each twenty (20) shares of the Company’s Common Stock, par value $0.0001 per share (the “Common Stock”), issued and outstanding prior to the Effective Time shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock, par value $0.0001 per share, of the Company (the “Reverse Split”). No fractional share shall be issued in connection with the foregoing combination of the shares pursuant to the Reverse Split. In lieu of the issuance of fractional shares, the Company will round up any fractional shares resulting from the Reverse Split to the nearest whole share.

The Reverse Split shall occur automatically without any further action by the holders of Common Stock, and whether or not the certificates representing such shares have been surrendered to the Company; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable as a result of the Reverse Split unless the existing certificates evidencing the applicable shares of stock prior to the Reverse Split are either delivered to the Company, or the holder notifies the Company that such certificates have been lost, stolen or destroyed, and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates.”

FOURTH. This Certificate of Second Amendment of the Third Amended and Restated Certificate of Incorporation so adopted (i) shall be effective as of 12:01am on October 28, 2022, (ii) reads in full as set forth above and (iii) is hereby incorporated into the Third Amended and Restated Certificate of

Incorporation by this reference. All other provisions of the Third Amended and Restated Certificate of Incorporation, as amended, remain in full force and effect.

IN WITNESS WHEREOF, the undersigned has caused this Certificate of Second Amendment to be executed by the duly authorized officer below as of this 26th day of October 2022.